Exhibit 99.2
For Immediate Release
WESTERN REFINING ANNOUNCES THIRD QUARTER NET INCOME OF $1.30 PER SHARE
EL PASO, Texas – November 13, 2006 – Western Refining, Inc. (NYSE: WNR) today announced quarterly net income of $87.1 million, or $1.30 per diluted share, for the quarter ended September 30, 2006, compared to pro forma net income of $43.7 million for the same period in 2005. In addition to increased refinery throughput and strong margin performance, earnings for the quarter ended September 30, 2006, were positively impacted by a reduction of $12.9 million of deferred taxes. The effect of this non-cash adjustment was to increase earnings per diluted share by $0.19 for the third quarter of 2006.
Western’s President and Chief Executive Officer, Paul Foster, commented, “Western’s growth in the third quarter demonstrates the quality of our assets and our operating expertise. Our financial strength and operational excellence will remain the foundation of our company’s continued success.”
As previously announced, Western Refining will conduct a conference call on November 14, 2006 at 4:30 p.m. ET to discuss its full financial results for the quarter ended September 30, 2006. These financial results will be further described in another press release that will be issued November 14, 2006 prior to the conference call. A webcast of the conference call can be accessed at Western’s website, www.westernrefining.com. The call can also be heard by dialing 866-831-6224, passcode: 44010067. The audio replay will be available through November 28, 2006, by dialing 888-286-8010, passcode: 81862804.
About Western Refining
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas.
Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements. The forward-looking statements contained herein include statements by Western regarding its financial strength and operational excellence and projections of its continued success. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s businesses is contained in its respective filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.
Contacts:
Scott Weaver
915-775-3300